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                                                                  EXHIBIT 10.28


                         AGREEMENT OF PURCHASE AND SALE

PURCHASER............GIFFELS DEVELOPMENTS INC............, agrees to purchase from
                      (Full legal names of all Purchasers)

VENDOR............EGL EAGLE GLOBAL LOGISTICS (CANADA) CORP.........the following
                        (Full legal names of all Vendors)

REAL PROPERTY:

Fronting on the...NORTH......side of...MATHESON BOULEVARD......in the......CITY
OF MISSISSAUGA......., Regional Municipality of...PEEL..... and having a frontage of.........1,668 FEET.........more or less and legally described aS:

.............PART OF LOT 2, CONCESSION 4 EAST OF HURONTARIO STREET (DESIGNATED AS
PARTS 10,11,12,13,14,15,16,17, AND 20 ON REFERENCE PLAN 43R-25100), CITY OF
MISSISSAUGA, REGIONAL MUNICIPALITY OF PEEL............(the "PropERTY").


PURCHASE PRICE:....SEVEN MILLION FIVE HUNDRED AND FIFTY SEVEN THOUSAND ONE
HUNDRED AND THREE Thousand................Dollars (CDN$......7,557,103.00)

DEPOSIT:
Purchaser agrees to submit within 3 business days of mutual acceptance of this offer ONE HUNDRED THOUSAND Dollars (CDN$......100,000.00)

cash or negotiable cheque payable to ......GOWLING LAFLEUR AND HENDERSON
LLP..... to be held in trust in an interest bearing account OR term deposit pending completion or other termination of this Agreement and to be credited together with interest thereon toward the Purchase Price on completion. Purchaser agrees to pay the balance of the Purchase Price, subject to the usual adjustments, by certified cheque to the Vendor on closing.

Schedules(s)........................A,B....................attached hereto
FORM(s) part of this Agreement.

1. CHATTELS INCLUDED:..........................................................
...........................................N/A..................................

2. FIXTURES INCLUDED:..........................................................
...........................................N/A..................................

3. RENTAL ITEMS: The following equipment is rented and NOT included in the Purchase Price. The Purchaser agrees to assume the rental contract(s), if assumable:
......................................N/A.......................................

4. IRREVOCABILITY: This Offer shall be irrevocable by Purchaser until...5:00
PM.... on the...27th....day of........DECEMBER......, 2002 after which time, if not accepted, this Offer shall be null and void.

5. COMPLETION DATE: See Schedule A. Upon completion, vacant possession of the Property shall be given to the Purchaser unless otherwise provided for in this Agreement.

6. TITLE SEARCH: Purchaser shall be allowed until December 30, 2002 (Requisition
Date) to examine the title to the Property at his own expense to satisfy himself that there are no outstanding work orders or deficiency notices affecting the
Property, that its present use (......VACANT LAND ZONED INDUSTRIAL M-2........)
may be lawfully continued.. Vendor hereby consents to the municIPality or other governmental agencies releasing to Purchaser details of all outstanding work orders affecting the Property, and Vendor agrees to execute and deliver such further authorizations in this regard as Purchaser may reasonably require.

7. FUTURE USE: Vendor and Purchaser agree that there is no representation or warranty of any kind that the future intended use of the Property by Purchaser is or will be lawful except as may be specifically provided for in this Agreement.

8. TITLE: Provided that the title to the Property is good and free from all registered restrictions, charges, liens, and encumbrances except as otherwise specially provided in this Agreement and save and except (a) any registered municipal agreements and registered agreements with publicly regulated utilities providing such have been compiled with, or security has been posted to ensure compliance and completion, as evidenced by a letter from the relevant municipality or regulated utility; (b) any minor easements for the supply of domestic utility or telephone services to the Property or adjacent properties;
(c) any easements for drainage, storm or sanitary sewers, public utility lines, telephone lines, cable television lines or other services which do not materially affect the present use of the Property; and (d) in cases (a) to (c) above either individually or in the aggregate, do not in the Purchaser's sole and unfettered opinion materially interfere with the Purchaser's intended use of the Property. If within the specified times referred to in paragraph 6 any valid objection to title or to any outstanding work order or deficiency notice, or to the fact the said present use may not lawfully be continued is made in writing to Vendor and which Vendor is unable or unwilling to remove, remedy or satisfy and which Purchaser will not waive, this Agreement notwithstanding any intermediate acts or negotiations in respect to such objections, shall be at an end and all monies paid shall be returned with interest and without deduction and Vendor, Listing Broker and Co-operating Broker shall not be liable for any costs or damages. Save as to any valid objection so made by such day and except for any objection going to the root of the title, Purchaser shall be conclusively deemed to have accepted Vendor's title to the Property.

9. DOCUMENTS AND DISCHARGE: Purchaser shall not call for the production of any title deed, abstract, or other evidence of title excepting a survey to the Property except such as are in the possession or control of Vendor. If a discharge of any Charge/Mortgage held by a corporation incorporated pursuant to the Trust and Loan Companies Act (Canada), Chartered Bank, Trust Company, Credit Union, Caisse Populaire or Insurance Company and which is not to be assumed by Purchaser on completion, is not available in registerable form on completion, Purchaser agrees to accept Vendor's lawyer's personal undertaking to obtain, out of the closing funds, a discharge in registerable form and to register same on title within a reasonable period of time after completion, provided that on or before completion Vendor shall provide to Purchaser a mortgage statement prepared by the mortgagee setting out the balance required to obtain the discharge, together with a direction executed by Vendor directing payment to the mortgagee of the amount required to obtain the discharge out of the balance due on completion.

 10. INSURANCE: All buildings on the Property and all other things being purchased shall be and remain until completion at the risk of the Vendor. Pending completion, Vendor shall hold all insurance policies, if any, and the

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proceeds thereof in trust for the parties as their interests may appear and in the event of substantial damage, Purchaser may either terminate this Agreement and have all monies paid returned without interest or deduction or else take the proceeds of any insurance and complete the purchase. No insurance shall be transferred on completion. If Vendor is taking back a Charge/Mortgage, or Purchaser is assuming a Charge/Mortgage, Purchaser shall supply Vendor with reasonable evidence of adequate insurance to protect Vendor's or other mortgagee's interest on completion.

11. PLANNING ACT: This Agreement shall be effective to create an interest in the Property only if Vendor complies with the subdivision control provisions of the Planning Act by completion and Vendor covenants to proceed diligently at his expense to obtain any necessary consent by completion.

12. DOCUMENT PREPARATION: The Transfer/Deed shall, save for the Land Transfer Affidavit, be prepared in registerable form at the expense of Vendor, and any Charge/Mortgage to be given back by the Purchaser to Vendor at the expense of the Purchaser. If requested by Purchaser, Vendor covenants that the Transfer/Deed to be delivered on completion shall contain the statements contemplated by Section 50 (22) of the Planning Act, R.S.O. 1990.

13. RESIDENCY: Purchaser shall be credited towards the Purchase Price with the amount, if any, necessary for Purchaser to pay to the Minister of National Revenue to satisfy Purchaser's liability in respect of tax payable by Vendor under the non-residency provision of the Income Tax Act by reason of this sale. Purchaser shall not claim such credit if Vendor delivers on completion the prescribed certificate or a statutory declaration that Vendor is not then a non -resident of Ontario.

14. ADJUSTMENTS: Any rents, mortgage interest, realty taxes including local improvement rates and unmetered public or private utility charges and unmetered cost of fuel, as applicable, shall be apportioned and allowed to the day of completion, the day of completion itself to be apportioned to the Purchaser.

15. TENDER: Any tender of documents or money hereunder may be made upon Vendor or Purchaser or their respective lawyers on the day set for completion. Money may be tendered by bank draft or cheque certified by a Chartered Bank, Trust Company, Province of Ontario Savings Office, Credit Union or Caisse Populaire.

16. SUCCESSORS AND ASSIGNS: The heirs, executors, administrators, successors and assigns of the undersigned are bound by the terms herein.

20. FAMILY LAW ACT: Vendor warrants that spousal consent is not necessary to this transaction under the provisions Of the Family Law Act.

21. AGREEMENT IN WRITING: If there is a conflict between any provision added to this Agreement (including any Schedules attached hereto) and any provision in the standard preset portion hereof, the added provision shall supercede the standard preset provision to the extent of such conflict. This Agreement shall be read with all changes of gender or number required by the context.

DATED at...............................................this...............day
of................................................., 2002 SIGNED, SEALED AND
DELIVERED in the presence of IN WITNESS whereof I have hereunto set my hand and seal:

                                       GIFFELS DEVELOPMENTS INC.


....................................    per:..................................
            (Witness)                               (Purchaser)



DATED at...............................................this................day
of................................................, 2002 SIGNED, SEALED AND
DELIVERED in the presence of IN WITNESS whereof I have hereunto set my hand and seal:

                                       EGL EAGLE GLOBAL LOGISTICS (CANADA) CORP.


....................................    ........................................
            (Witness)                                 (Vendor)

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                                  SCHEDULE "A"

Attached hereto and forming part of this Agreement of Purchase and Sale between Giffels Developments Inc. as Purchaser and EGL Eagle Global Logistics (Canada) Corp. as Vendor.

1.         ACREAGE

           The parties agree that the Property to be purchased has an area of
           20.007 acres, more or less as depicted on the survey of the Property by I.M. Pastuchak Limited deposited as Reference Plan 43-25100.

2.         PURCHASER'S CONDITION AND ACCESS

           This Purchaser's obligation to proceed with the transaction contemplated by this Agreement is conditional upon the Purchaser and Vendor executing a lease, satisfactory to the Purchaser in the form as attached to this Agreement as Schedule "B" and subject to the terms and the rates outlined in this Paragraph 2, on or before December 30, 2002 (the "Lease Execution Date").

           The lease shall be for approximately 214,321 square feet of a 387,407 square foot industrial multiple facility to be constructed on the Property on a triple net basis for a term of fifteen (15) years at the following rental rates:

           Years 1-5:            $8.70 per square foot
           Years 6-10:           $9.92 per square foot
           Years 11-15:          $11.31 per square foot

           GST will be in addition to these rates.

           The foregoing condition is for the sole benefit of the Purchaser and may be waived by the Purchaser in its sole discretion in whole or in part by written Notice to the Vendor. In the event that the condition contained herein has not been fully satisfied or otherwise waived in writing by the Purchaser by the Lease Execution Date, this agreement shall come to an end and the deposit and all interest earned thereon shall be returned to the Purchaser without deduction upon which it is agreed that neither party shall have any further rights or obligations hereunder.

           Upon mutual acceptance of this Agreement the Purchaser shall have complete access to the Property at its own risk for the purposes of completing its due diligence provided that it shall not commit waste. The Purchaser shall indemnify, defend and hold harmless the Vendor, from and against any and all claims, demands, losses, or liabilities of any kind whatsoever, which may be incurred by the Vendor arising out of or in connection with the performance of any due diligence activities relating to or inspections of the Property by the Purchaser or any of its agents, employees, representatives or contractors.

3.         VENDOR REPRESENTS AND WARRANTS

           The Vendor hereby represents and warrants to and covenants with the Purchaser, that, as at the date of this Agreement, which representations, warranties and covenants shall also be true on the closing date (acknowledging that the Purchaser is entering into this Agreement in reliance upon such representations, warranties and covenants):

           a) Except as disclosed in the August 2000 Report of Golder Associates Limited or in the October 2000 Report of Soil-Eng Ltd., to the Vendor's knowledge and belief, having made no inquiries, during the period in which the Vendor has owned the Property, Vendor has not released in the environment or deposited, discharged, placed or disposed at, on or near the Property, nor has the Property ever been used as a land fill or waste disposal site, and that no orders or directions relating to environmental matters have been issued pursuant to any environmental legislation which would require any work, repairs, construction or capital expenditures with respect to the Property. The phrase "Vendor's knowledge and belief" as used herein shall mean the actual knowledge of Jon R. Kennedy, in his capacity as Senior Vice President of Corporate Administration on behalf of the Vendor, having made no inquiries.

4.         CLOSING

           Unless the Agreement is otherwise terminated in accordance with its terms, closing shall be on December 30, 2002.

5.         DUE DILIGENCE DELIVERIES

           The Vendor agrees to deliver a good and valid assignment to the Purchaser of any and all planning studies, environmental reports, soil tests, surveys, engineering reports and all other planning, engineering and survey material relating to the Property that the Vendor has in its possession or control, on or before completion, in form satisfactory to the Purchaser's solicitors, but only to the extent that they are assignable and transferable to the Purchaser and the Vendor makes no warranty or representation of any kind with regard to the accuracy, content or conclusions set forth therein.

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                                  SCHEDULE "A"

Attached hereto and forming part of this Agreement of Purchase and Sale between Giffels Developments Inc. as Purchaser and EGL Eagle Global Logistics (Canada) Corp. as Vendor.

6.         FACSIMILE AND COUNTERPART TRANSMISSION

           It is agreed by the parties hereto that this Agreement (and any other agreements, notices or documents contemplated thereby) may be signed in counterpart and delivered by facsimile transmission, and that such facsimile copy shall be legal and binding on and enforceable by and against the parties hereto as if it were an original hereof.

7.         TIME OF ESSENCE

           Time shall be of the essence of this Agreement and the transactions contemplated herein, provided that the time for doing or completing any matter herein may be amended by an agreement in writing, signed by both parties.

8.         G.S.T.

           The Purchaser acknowledges that GST is not included in the Purchase Price.

           The Purchaser represents that it is now, or will be no later than Closing, registered for the purposes of the Goods and Services tax ("GST") in accordance with the applicable provisions in that regard pursuant to the Excise Act of Canada, as amended. The Purchaser covenants to deliver a Statutory Declaration in form satisfactory to the Vendor's solicitors, acting reasonably, on Closing confirming its GST registration number, which shall be conclusive of such GST registration, and shall preclude the Vendor from collection of GST from the Purchaser on Closing.

           The Purchaser shall provide an indemnification to the Vendor in a form and substance acceptable to the Vendor, acting reasonably, for any GST payable by it in respect of the transaction contemplated by this Agreement

9.         ASSIGNMENT

           Up until closing, the Purchaser shall have the right to direct that title to the Property, to be taken in the name of another person, entity, or corporation (presently in existence or to be incorporated), including, without limitation, Giffels Developments Inc, provided the Purchaser has an ownership interest in such person, entity, or corporation or is a joint venture in which the Purchaser holds an ownership interest and provided that the assignee shall, in writing, agree to be bound by the terms and conditions of this Agreement and a copy of such agreement is delivered to the Vendor forthwith after having been entered into.

10.        CLOSING CONDITIONS

           The obligation of the Purchaser to complete the transaction contemplated by this Agreement shall be subject to the satisfaction of or compliance with, at or before the closing date, of each of the following closing conditions:

           a)   Performance

                The Vendor shall have performed and complied in all material respects with all forms, covenants, agreements and conditions required by this Agreement, to be performed or complied with by the Vendor.


           In the event that any or all the conditions which are for the sole and exclusive benefit of the Purchaser have not been fully satisfied, or waived by the Purchaser on or before closing, this Agreement, at the option of the Purchaser, shall come to an end and the deposit and all interest earned thereon shall be returned to the Purchaser without deduction and the Purchaser shall have no further obligations to the Vendor under this Agreement.

11.        CLOSING DOCUMENTS

           On completion, the Vendor shall deliver the following (the "Vendor's documents") to the Purchaser (in addition to all usual closing documents) which shall be in form and content, satisfactory to the Purchaser acting reasonably:

           a) A Transfer/Deed of land in registerable form in favour of the Purchaser, or as it may otherwise direct in writing (with the Planning Act statements to be extended by the Vendor and its Solicitors).

           b) A statement of adjustments, which is to be delivered at least 5 days prior to closing.

           c) Discharges of all liens, charges and encumbrances required hereunder.

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                                  SCHEDULE "A"

Attached hereto and forming part of this Agreement of Purchase and Sale between Giffels Developments Inc. as Purchaser and EGL Eagle Global Logistics (Canada) Corp. as Vendor.

           d)      An undertaking to readjust.

           e) A good and valid assignment of any documents and reports relating to Property.

           f) Such further documents and assurances as the Purchaser or its solicitors shall reasonably require, or as may be required under the laws of the Province of Ontario.

12.        SITE PLAN/BUILDING PERMIT APPLICATIONS

           It is understood and agreed that the Purchaser may make application to all governmental bodies or agencies having jurisdiction for the purpose of obtaining site plan approval and /or building permits for the development of the Property. The Vendor shall co-operate with the Purchaser and execute any and all documents that may be required by the Purchaser with respect to such applications in a prompt manner without payment of additional consideration. All such costs associated with the execution and submission of said applications and supporting documents shall be paid by the Purchaser.

13.        LAW AND JURISDICTION

           This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

14.        UTILITIES

           The Purchaser shall be responsible for all costs relating to the provision of services from the lot line of the Property, including without limitation storm and sanitary sewer, water, hydro, telephone and gas.

15.        COVENANT AGAINST ENCUMBRANCE

           The Purchaser shall not register against title to the Property this Agreement or any notice of this Agreement or any caution, and any such registration shall be deemed to be a breach by the Purchaser of the Agreement and entitling the Vendor to terminate same and to retain any deposit paid by the Purchaser, together with any interest accrued thereon, in addition to any other remedy which the Vendor may have.

16.        DEFAULT BY PURCHASER

           In the event the Purchaser's Conditions set forth in Section 2 of Schedule "A" and the Closing Conditions set forth in Section 10 of Schedule "A" are satisfied or waived and thereafter the Purchaser fails to complete the transaction contemplated by this Agreement in accordance with its terms the deposit money, together with any interest thereon shall be forfeited to the Vendor as liquidated damages and in full satisfaction of any and all claims of the Vendor against the Purchaser arising from the Purchaser's failure to close the transaction contemplated by this Agreement, and this Agreement shall be terminated and of no further force or effect.

17.        "AS IS, WHERE IS"

           Subject to the provisions of Section 3 of Schedule "A" of this Agreement the Purchaser shall accept the Property on an entirely "as is, where is" basis as of the completion of this Agreement without regard for the state of repair or condition of the Property, location of structures, walls, fences, wires, lines, pipes or conduits in, on or outside of the Property, including, without limitation, the presence or existence of any contaminant in, on, or under, or flowing onto or from the Property or in the groundwater flowing through, onto, or from the Property, and subject to any laws, regulations, by-laws, notices, agreements, covenants, restrictions or orders affecting or regarding the status, state of repair, condition or use of the Property, including deficiency and other notices, work or other orders, and any rights-of-way or easements, whether or not same have been complied with. The Vendor has made no representation or warranty in respect of any of the documents delivered in accordance of with the provisions of this Agreement, to the title of the Property or any part thereof, the physical condition, zoning or use (past or present) of the Property, except as expressly provided herein. Except for the provisions of Section 3 of Schedule "A" of this Agreement the Vendor has not made and makes no representation whatsoever as to the existence or non-existence of any contaminants in, on or under or flowing from or onto the Property or in the groundwater in or under or flowing through, from or onto the Property.

           Provided the Vendor is in compliance with its representation and warranty contained in Section 3 of Schedule "A" of this Agreement, the Purchaser shall not be entitled to a purchase price abatement or adjustment by reason of the Vendor failing to rectify any environmental defect,

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                                  SCHEDULE "A"

Attached hereto and forming part of this Agreement of Purchase and Sale between Giffels Developments Inc. as Purchaser and EGL Eagle Global Logistics (Canada) Corp. as Vendor.

           comply with any governmental notice or order or complete any environmental remediation work on the Property. As between the Vendor and Purchaser only, and not for the benefit of any other person, the Purchaser agrees, as of the closing of the transaction contemplated by this Agreement, to remediate or otherwise address in accordance with applicable law any environmental condition on the Property that the Purchaser is required by applicable law to address in order to complete the construction of the building contemplated by the Lease attached as Schedule "B" to this Agreement (the "Lease") including, without limitation the obligation to remediate any soil and ground water contamination if required by, and in accordance with, applicable laws ( collectively the" Purchaser's Obligation " ). Vendor agrees that the obligation of the Purchaser is limited to remediating or otherwise addressing environmental conditions on the Property in accordance with applicable law that affect the construction of the building in accordance with the terms of the Lease, and does not extend to any impacts or conditions off the Property whether or not such impacts or conditions are or were caused or related to environmental conditions on the Property. The Purchaser shall not be required to indemnify and hold the Vendor harmless from any claims asserted against the Vendor by third parties, including governmental authorities. At closing the Purchaser shall release the Vendor from any claims that the Purchaser may have as at the time of closing with respect to on site environmental conditions except those arising from (i) claims by third parties including governmental authorities, provided that such claims do not arise from a failure by the Purchaser to comply with the Purchaser's Obligation ; or (ii) a breach of the Vendor's representation and warranty contained in
           Section 3 of Schedule "A" of this Agreement. The form of such release to be agreed upon by the Parties acting reasonably. The obligation herein provided for and the release to be delivered at closing shall survive closing and shall enure to the benefit of the Vendor, the Vendor's parent, subsidiary and affiliated corporations and to all of their respective successors and to all of the officers, directors, employees and agents of each of the foregoing.

                                  SCHEDULE "B"

Attached hereto and forming part of this Agreement of Purchase and Sale between Giffels Developments Inc. as Purchaser and EGL Eagle Global Logistics (Canada) Corp. as Vendor.